Exhibit 99.1

Popular, Inc. President and CEO Richard Carrión to Seek Presidency of the International Olympic Committee

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--May 22, 2013--Popular, Inc. (NASDAQ:BPOP) said today that Richard L. Carrión, Chairman of the Board and Chief Executive Officer, will be a candidate for the Presidency of the International Olympic Committee (IOC).

In the months leading up to the IOC election on September 10, 2013, Mr. Carrión will continue to serve as the President, Chief Executive Officer and Chairman of the Board of Directors of Popular. In the event that Mr. Carrión is elected IOC President, he will remain with the Company as Board Chairman and the Board of Directors will appoint a new President and Chief Executive Officer.

Mr. Carrión has led the growth and development of Popular, Inc. for more than 30 years, steering it through particularly turbulent times over the past several years and positioning the Bank for success in the future. At the same time, Carrión has been a member of the IOC since 1990 and has played key roles at the organization during his time there, particularly in negotiating global television rights to the Games and other measures that have helped to significantly increase IOC reserves over the past 10 years.

William Teuber, the lead Director on Popular’s Board of Directors, stated: “The Board supports Richard in this endeavor. We have known that this was a possibility for over a year given his passion for the Olympic Movement, and have planned accordingly. The Board will continue working diligently to advance its existing succession planning process in order to secure a smooth transition in the event he is elected IOC President. We have a number of strong internal candidates and would also consider external candidates to succeed Richard should he be elected President of the IOC. If Richard is successful with his candidacy, Popular will continue to benefit from Richard’s unique experience and strategic leadership in his new role as non-executive Chairman.”

Mr. Carrión said, “This is a very personal decision that I have been carefully considering for some time and have concluded that it is something that I want to pursue. I am confident that we have developed a very deep and well-balanced senior management team, which has been strengthened by the recent appointment of Carlos Vázquez as Chief Financial Officer, Lidio Soriano as Chief Risk Officer and Ignacio Alvarez as Chief Legal Officer. Regardless of the outcome of this election, I look forward to continue to participate in the future growth and success of Popular.”

About Popular Inc.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 37th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise, doing business as Popular Community Bank, providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

For more information, visit http://www.popular.com.

CONTACT:
Popular Inc.
Investor Relations:
Carlos J. Vazquez, 787-756-3982
Chief Financial Officer, Executive Vice President
or
Media Relations:
Teruca Rullán, 787-281-5170 or 917-679-3596/mobile
Senior Vice President, Corporate Communications